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                                                                    EXHIBIT 10.5

                         [HOCKET ASSOCIATES, INC. LOGO]

October 6, 1997


Mr. W. Mark Lortz
680 Mavis Court
Pleasanton, CA 94566


Dear Mark:

Acting for the Board of Directors, I am pleased to extend to you an offer of employment as President and Chief Executive Officer of TheraSense, Inc., reporting to the Board of Directors. Your election to the Board of Directors is scheduled at its next regular meeting. Your duties will include those set forth in the job description prepared by Hockett Associates, Inc. and provided to you previously. Additionally, you will be responsible for performing such other duties consistent with your position which may be assigned to you from time to time by the Board of Directors.

Compensation for this position shall include a monthly salary as an exempt employee of $16,667.00, paid on a monthly basis after withholding of applicable taxes and other items as required by law. At present, the company has no annual performance salary adjustment or bonus plan. However, it is expected that such plans will be important to add at the appropriate time in the future.

TheraSense will grant you incentive stock options for 895,000 shares of Common Stock (There are currently 17,003,638 shares of Common Stock, Preferred Stock and Options for Common Stock outstanding), with a per share exercise price equal to the fair market value of the Common Stock upon commencement of your full time employment. Your right to purchase Common Stock pursuant to the Option shall vest at the rate of 12.5% of such shares on the date six months from commencement of your full-time employment and 1/48th of such shares at the end of each full month thereafter based upon your continued employment by TheraSense. In the event that TheraSense is acquired, then 50% of your non-vested shares will immediately vest. The remaining 50% will vest (1) immediately if the new entity does not require your services, or (2) at the same monthly rate in the event you are employed by the new entity. Notwithstanding this, if the new entity requires (1) a material change in title, salary, or responsibilities, or (2) a move beyond commutation range from your current home, the remaining 50% shall vest at the time such changes become effective.

If you would prefer to purchase your shares currently, you could do so with a full-recourse promissory note which would not bear interest. The company would retain a right to repurchase the shares at the original purchase price in the event you are no longer employed by TheraSense. This repurchase right would lapse upon the same schedule as the options vests.
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W. Mark Lortz
October 6, 1997
Page 2

Our understanding is that, in view of obligations to your current employer, it may be necessary for you to delay commencement of full-time employment with TheraSense for up to three months, and that it will probably be desirable to attend to essential TheraSense business for two to five days a week during the interval. A consulting fee of $100/hour will apply in such event; such fee to be paid every two weeks in accordance with TheraSehse's exempt payroll pay schedule.

Standard medical and dental [and life insurance] benefits are also included. TheraSense shall provide you with a $1,000,000 face value life insurance policy for the benefit of your family, until such time as the company has and IPO or is acquired. We look forward to a discussion of the details of the stock option and benefit plans in the near future.

Commencing with your status as a full-time employee, you will be expected to devote your full business time, ability, attention and best efforts to the company's business during the time of your employment and, except with the prior written consent of the Board of Directors, you will not undertake any other employment other than as a passive investor. During your term of employment with TheraSense, you will not have any business connection with any other person or entity which directly competes with current or planned activities of TheraSense.

You represent that your employment with TheraSense will not conflict with, and will not be constrained by, any prior employment or consulting agreement or relationship. You represent that you will not use any confidential information of a former employer in the conduct of your TheraSense duties and responsibilities. As a condition of your employment, you will be required to sign TheraSense's standard proprietary information agreement (see attached).

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. You will serve at the pleasure of the Board of Directors, and your employment and compensation can be terminated at any time for any reason. If your employment with the company is
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terminated other than "for cause", you will receive salary continuation for six
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months from notification of termination or until re-employed in a full-time
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position, which ever is the shorter period.
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Our understanding is that you will be able to commence as a Consultant on or about October 3, 1997. Your tenure as President and Chief Executive Officer will date from the commencement of your full-time employment with the company, which we understand is likely to be on or about December 15, 1997.

Our feeling is that the opportunities and challenges at TheraSense are an excellent match for your particular abilities and background, and we believe the company will prosper as a result. It also appears to be an excellent career step for you, which will enable you to build a viable company and prepare you for further progress in the future.

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W. Mark Lortz
October 6, 1997
Page 3


We look forward to your favorable response.

Sincerely,                          Agreed:

/s/ Bill Hocket                     /s/ W. Mark Lortz            10/13/97
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                                    W. Mark Lortz                    Date

William A. Hockett, Jr.

WAH:oo

cc:  TheraSense Search Committee

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